Marsh T+1 212 345 5000

News release	Exhibit 99.1

Media Contact: Erick Gustafson +1 202 263 7788 Erick.Gustafson@marsh.com	Investor Contact: Jay Gelb +1 212 345 1569 Jay.Gelb@marsh.com

Marsh appoints Peter Harrison to its Board of Directors

NEW YORK, February 25, 2026 ─ Marsh (NYSE: MRSH), a global leader in risk, reinsurance and capital, people and investments, and management consulting, today appointed Peter Harrison as a director, effective immediately. The Company’s Board now consists of 13 directors.

Commenting on Mr. Harrison’s appointment, H. Edward Hanway, Chair of the Company’s Board of Directors, said, “We are pleased to welcome Peter as a director. We are committed to ensuring the right blend of skills and experience on our Board, and Peter’s investment and global leadership experience aligns with Marsh’s vision for growth and innovation."

John Doyle, President and CEO of Marsh, said, “Peter’s proven track record as a financial services CEO, as well as his experience in asset management, will offer a valuable perspective as we further our efforts to deliver even greater value to our clients, colleagues, investors and communities.”

Mr. Harrison has over three decades of experience in investment management and executive leadership. He retired from Schroders plc in 2024 after more than a decade at the firm, serving as CEO from 2016, and previously as Global Head of Investment. He also led RWC Partners (now RedWheel) as Chairman and Chief Executive Officer from 2006 to 2013 and served as Global Chief Investment Officer of Deutsche Bank’s asset management businesses from 2004 to 2006.

Mr. Harrison is Chair of the Board of Directors of Morgan Sindall plc. He also serves on the Board of Directors of Lazard, Inc. He is actively involved in several industry and community organizations, including the UK Capital Markets Industry Taskforce, and is Chair of Business in the Community, the business charity of His Majesty King Charles III. He also serves on the UK Economy Honours Committee and as an advisor to FCLT Global, a non-profit association dedicated to promoting long-term investing.

About Marsh McLennan
Marsh (NYSE: MRSH) is a global leader in risk, reinsurance and capital, people and investments, and management consulting, advising clients in 130 countries. With annual revenue of over $24 billion and more than 95,000 colleagues, Marsh helps build the confidence to thrive through the power of perspective. For more information, visit corporate.marsh.com, or follow on LinkedIn and X.

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